Exhibit 23.1

■	Ernst & Young Centre 680 George Street Sydney NSW 2000 Australia	■	Tel Fax DX	61 2 9248 5555 61 2 9248 5959 Sydney Stock Exchange 10172

GPO Box 2646 Sydney NSW 2001
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No.3 to Form S-1 No. 333-109129 on Form S-3) of Marshall Edwards, Inc. and in the related Prospectus of our report dated August 13, 2004, with respect to the consolidated financial statements of Marshall Edwards, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ Ernst & Young

Sydney, Australia
September 12, 2005

Liability limited by the Accountants Scheme, approved under the Professional Standards Act 1994 (NSW)